Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Potbelly Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Other(1)	1,100,000	$12.34(1)	$13,574,000(1)	$0.00014760	$2,003.52

Total Offering Amounts							$2,003.52

Total Fees Previously Paid							N/A

Total Fee Offsets							N/A

Net Fee Due							$2,003.52

(1)

Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(c) under the Securities Act, this price is calculated based on the average of the high and low of the common stock, par value $0.0001 per share, of Potbelly Corporation (“Common Stock”) as reported on the Nasdaq Stock Market on February 20, 2024.

(2)

This registration statement covers a total of 1,100,000 shares of Common Stock reserved for issuance under the Potbelly Corporation 2019 Long-Term Incentive Plan, as amended and restated. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued under the reason of any stock dividend, stock split, recapitalization or other similar transaction.